Exhibit 10.31

MCMS, INC.

CIC SEVERANCE PLAN

FOR ELIGIBLE KEY EMPLOYEES

June 1, 2001

MCMS, Inc.,
a Delaware corporation
16399 Franklin Road
Nampa, Idaho 83687

TABLE OF CONTENTS

INDEX OF TERMS
Term	Section	Page

Administrator	5.01	7
Affiliate	2.01-2	2
Alternative Benefits	4.06	6
Cause	4.01-5(b)	5
Change in Control	4.01-4	4
CIC Severance Plan	Preamble	1
Code	2.01-2	2
Company	Preamble	1
Constructive Termination	4.01-2	3
Effective Date	1.01	1
Eligible Key Employee	3.01	2
Employer	2.01-3	2
ERISA	1.03-1	2
Involuntary Termination	4.01-3	4
Participant	3.02-1	3
Plan Year	1.02	1
Regular Pay	4.02-2	6

MCMS, INC.
CIC SEVERANCE PLAN FOR ELIGIBLE KEY EMPLOYEES

June 1, 2001

MCMS, Inc.,
Delaware corporation
6399 Franklin Road
ampa, Idaho 83687

        MCMS, Inc. (the "Company") recognizes that, due to market conditions and the financial performance of the Company, the possibility of a change in control may exist, and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. In addition, the Company has undertaken significant workforce reductions which have caused uncertainty in the remaining workforce. The Company believes it is imperative and in the best interests of the Company to be able to rely upon management's continuance and leadership and that appropriate steps should be taken to reinforce and encourage that continuance and leadership and to reward the management's essential service. Therefore, the Company has adopted this CIC Severance Plan for Eligible Key Employees (the "CIC Severance Plan") effective June 1, 2001 to provide an orderly and ongoing system of severance benefits to be paid to Eligible Key Employees in appropriate situations related to a change in control of the Company. This CIC Severance Plan supersedes and replaces any plans, policies, resolutions or agreements maintained or made by the Company or any adopting affiliate which provides for the payment or provision of pay or benefits in the event of a Change in Control of the Company covering its Eligible Key Employees, except for employment and other agreements entered into by the Company with its officers.

ARTICLE 1

Effective Date; Plan Year; ERISA

        1.01    Effective Date

        The effective date of this CIC Severance Plan is June 1, 2001. The Change in Control severance benefits of Eligible Key Employees who receive notice of termination from employment on or after that date shall be determined under this CIC Severance Plan.

        1.02    Plan Year

        The initial plan year shall be a short year beginning on June 1, 2001 and ending on December 31, 2001. Thereafter, the plan year shall be a calendar year.

        1.03    ERISA

                1.03-1 The CIC Severance Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), providing certain benefits to participants on certain severances from employment.

                1.03-2 The CIC Severance Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan. The CIC Severance Plan is intended to come within, and shall be administered and maintained to come within, the severance pay plan exception thereto in Department of Labor regulations section 2510.3-2(b).

ARTICLE 2

Application to Company or Affiliates

        2.01     Eligible Employers

                2.01-1 The Company maintains the CIC Severance Plan for its Eligible Key Employees. Any Affiliate approved by the Company may adopt and maintain the CIC Severance Plan for its Eligible Key Employees or other designated class of employees.

                2.01-2 "Affiliate" means a corporation, person or other entity that is a member, with an Employer, of a controlled or affiliated service group under section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the "Code").

                2.01-3 "Employer" means the Company and any adopting Affiliate, and any successors in interest thereof. The CIC Severance Plan is a single plan maintained by the Company and any adopting Affiliate.

        2.02 Adoption Procedure

An adopting Employer shall execute an adoption statement that shall include the effective date, date of adoption and any special provisions that are to be applicable only to employees of the Affiliate.

ARTICLE 3

Eligibility and Participation

        3.01    Eligible Key Employees

                3.01-1 Eligible Key Employees are employees (including officers of the Company) who are employed by Employer as of the date of a Change in Control, and have been designated by the Compensation Committee of the Company's Board of Directors to be eligible to participate in this Plan. Officers of the Company who have severance benefits under employment or other agreements and who become entitled to receive benefits under such agreements and this CIC Severance Plan shall be permitted, at their sole option, to receive benefits under the terms of such agreements or this CIC Severance Plan.

                3.01-2 The Compensation Committee shall designate each Eligible Key Employee as a Level 1, Level 2, Level 3, or Level 4 employee under the Plan.

                3.01-3 On or after the date of a Change in Control, the Compensation Committee may not change the designation of any employee who was designated prior to the Change in Control as an Eligible Key Employee under 3.01-1 in any manner that would deny or reduce the amount of severance benefits that such employee might otherwise become entitled to under this Plan.

        3.02 Participation

                3.02-1 Any Eligible Key Employee who becomes entitled to severance benefits under 4.01 is a Participant in the CIC Severance Plan. A Participant must satisfy the requirements of 4.01 to be entitled to severance benefits under the CIC Severance Plan.

                3.02-2 An Eligible Key Employee shall not participate in any other MCMS severance plan.

        3.03 Determination of Eligibility and Participation

All questions of eligibility and participation of employees shall be determined by the Administrator, whose decision shall be final.

ARTICLE 4

CIC Severance Benefits

        4.01    Entitlement to CIC Severance Benefits

                4.01-1 Subject to 4.01-5, an Eligible Key Employee is entitled to CIC Severance Benefits if all of the following apply:

(a) The employee receives notice of a separation of employment which qualifies as a Constructive Termination or Involuntary Termination with Employer.

(b) The employee receives the notice of separation of employment within twelve (12) months following a Change in Control under 4.01-4 and on or after the effective date of the CIC Severance Plan.

                4.01-2 For the purposes of this Severance Plan, "Constructive Termination" shall occur when an Eligible Key Employee is involuntarily subjected to any of the following:

(a) A reduction in job responsibility that renders his/her position with the Company substantially different from what it was just prior to the Change in Control.

(b) A reduction in base salary, hours of work, or benefits (unless such benefits reduction affects Company employees generally).

(c) A change in work location requiring a significantly longer commute (greater than 30 miles more than the present commute).

                4.01-3 For the purposes of this Severance Plan, "Involuntary Termination" means a termination of employment other than for Cause, retirement, death or disability.

                4.01-4 A "Change in Control" means the occurrence of any of the following events:

(a) Any "person" (as such term is used Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities,

(b) A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(c) A sale or disposition by the Company of all or substantially all of the Company's assets.

                4.01-5 Unless otherwise specified by Employer in writing, a Participant shall not be entitled to receive payment of severance benefits under the CIC Severance Plan if any of the following occur:

(a) The Participant fails to waive any other severance or other separation benefits under any agreement, plan, or arrangement with Employer or any Affiliate or any voluntary early retirement program maintained by Employer.

(b) The Participant's employment is involuntarily terminated for Cause. For the purposes of this Severance Plan, "Cause" shall mean the Employee's misconduct, including, but not limited to, fraud, misappropriation, embezzlement, violation of Company policy, or a substantial and repeated failure to perform according to the expectations set by Employee's supervisor.

(c) The Participant fails to execute a waiver and release of claims against Employer and Affiliates in the form provided by Employer within the specified consideration period or revokes a prior waiver and release of claims form within the revocation period stated therein.

(d) The Participant terminates employment voluntarily (i) before the Eligible Key Employee has received notice of Change in Control, or (ii) after receipt of notice of a Change in Control but before the date specified for termination by Employer. Solely with respect to clause (i) above, a termination is voluntary even if continued employment depends on relocation to another job site or acceptance of a position with a different base or variable compensation, title or responsibilities.

(e) The Participant fails to execute any other agreement required by the Company including but not limited to those relating to confidentiality, noncompetition, nonsolicitation, nondisparagement and assistance to the Company in defense of litigation or administrative or other claims. The Company shall determine the terms of any agreement on a discretionary basis with respect to each individual participant. In the event a noncompetition agreement is required by the Company, the duration of such agreement will not be longer than the number of months of severance to be paid to the Eligible Key Employee.

        4.02    CIC Severance Pay

                4.02-1 Subject to 4.04, Participants who are eligible for CIC severance benefits under 4.01 shall be entitled to receive CIC severance pay equal to a number of months of regular pay as follows:

CIC SEVERANCE PAY
Eligible Key Employees Class Designation	Number of Months
Level 1	3
Level 2	4
Level 3	6
Level 4	8
Level 5	12

                4.02-2 For the purposes of 4.02-1, "regular pay" means base pay on the date of termination, excluding any overtime, severance pay, bonuses, commissions, reimbursements, any other allowances and any other type of extra or variable compensation.

        4.03    Rehire

A Participant who has received CIC severance pay and who is rehired by Employer or is hired by any Affiliate shall not be required to repay any severance pay received as of the date of hire or rehire.

        4.04    Time and Manner of Payment

                4.04-1 Employer shall determine, in its sole discretion, the time and manner of payment of any severance pay. Unless the Employer exercises its discretion to pay severance pay in installments, severance pay shall be paid in a lump sum cash payment within a reasonable time after the date the Participant may no longer revoke a waiver and release of claims required under4.01-5(c).

                4.04-2 Employer may withhold from any amounts paid under the CIC Severance Plan any income tax or other amounts as allowed or required by law.

        4.05    Forfeitability of Severance Benefits

Any right to severance benefits shall be forfeitable until the Eligible Key Employee has become entitled to CIC Severance Benefits under 4.01. No payment shall be made to any Participant to whom any of the events in 4.01-5 applies.

        4.06    Alternative Benefits

At any time before the date of a Change in Control, the chief executive officer of the Company shall retain complete discretion to add levels of class designations for Eligible Key Employees and to specify the CIC Severance pay applicable to any additional levels under 4.02-1.

ARTICLE 5

Administration

        5.01    Administrator

                5.01-1 The CIC Severance Plan shall be administered by the chief executive officer of the Company.

                5.01-2 The Administrator may resign on 15 days' notice to the Compensation Committee. The Compensation Committee may remove the Administrator without having to show cause. The vacancy shall be filled as soon as reasonably practicable. Until a new appointment is made, the Company shall act as the Administrator.

        5.02    The Administrator's Powers and Duties

                5.02-1 The Administrator shall interpret the CIC Severance Plan, decide any questions about the rights of Participants and in general administer the CIC Severance Plan. Any decision by the Administrator shall be final and bind all parties. The Administrator shall have absolute discretion to carry out the Administrator's responsibilities under this section.

                5.02-2 The Administrator may delegate all or part of the administrative duties to one or more agents and may retain advisors and agents for assistance. The Administrator may consult with, and rely upon the advice of counsel, who may be counsel for the Company or any Affiliate.

                5.02-3 The Administrator shall be the plan administrator under federal laws and regulations applicable to plan administration and shall comply with such laws and regulations. The Administrator shall be the agent for service of process on the CIC Severance Plan at the Company's address.

        5.03    Company and Employer Functions

                5.03-1 Except as provided in 5.03-2, all authority of the Company or Employer, including, in the case of the Company, the power to amend or terminate the CIC Severance Plan, shall be exercised by the Compensation Committee or Board of Directors, as applicable, who may delegate some or all of the authority to any officer.

                5.03-2 The chief executive officer of the Company or delegate may amend the CIC Severance Plan in writing, on advice of counsel, to make technical, administrative or editorial changes to comply with applicable law or to simplify or clarify the CIC Severance Plan.

                5.03-3 The Board of Directors of the Company or any other Employer shall have no administrative authority or function with respect to the CIC Severance Plan. Being a member of the Board shall not, in itself, make a person a plan fiduciary.

        5.04    Claims Procedures

                5.04-1 Any person claiming a benefit or requesting information, an interpretation or a ruling under the CIC Severance Plan shall present the request in writing to the Administrator. The Administrator or delegate will respond in writing as soon as practicable.

                5.04-2 If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the terms of the written document on which denial is based.

(b) A description of any additional material or information required for review of the claim and an explanation of why it is necessary.

(c) An explanation of the CIC Severance Plan's claims review procedure.

                5.04-3 Any person whose claim or request is denied, or who has not received a response within 90 days, may request review by notice in writing to the Administrator. The original decision will be reviewed by the Administrator or delegate, who may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

                5.04-4 The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the Participant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and binding on all parties concerned. If the Participant does not receive a decision within the time limit, the claim shall be considered wholly denied on review.

        5.05    Indemnity and Bonding

                5.05-1 The Company shall indemnify and defend any CIC Severance Plan fiduciary who is an officer, director or employee of the Company against any claim or liability that arises from any action or inaction in connection with the CIC Severance Plan, subject to the following rules:

(a) Coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the CIC Severance Plan.

(b) Negligence by the fiduciary shall be covered to the fullest extent permitted by law.

(c) Coverage shall be reduced to the extent of any insurance coverage.

                5.05-2 The CIC Severance Plan fiduciaries shall be bonded to the extent required by applicable law.

        5.06    Expenses

                5.06-1 An Administrator who is employed full-time by Employer shall not be separately compensated for services as the Administrator. The Administrator shall be reimbursed by the Company for all expenses incurred while acting as the Administrator.

                5.06-2 The Company may allocate the cost of any administrative fees or expenses among Employers. Otherwise, all expenses and fees shall be paid by the Company.

ARTICLE 6

General Provisions

        6.01   Enforceability and Exclusive Benefit

The Company and Employers intend the terms of the CIC Severance Plan, including those relating to the coverage and benefits, to be legally enforceable. The Company and Employers further intend that the CIC Severance Plan be maintained for the exclusive benefit of Eligible Key Employees of Employers.

        6.02    Amendment and Termination

The Company may amend or terminate the CIC Severance Plan at any time before the effective date of closing for any Change in Control. No amendment or termination under this 6.02 shall affect the right of any Eligible Key Employee to severance benefits that have become nonforfeitable under 4.05.

        6.03    Not Contract of Employment

Nothing in the CIC Severance Plan shall give any employee the right to continue employment. The CIC Severance Plan shall not prevent discharge of any employee at any time for any reason. The foregoing shall not apply to officers of the Company whom have employment or other agreements with the Company.

        6.04    Unfunded

All benefits payable under the CIC Severance Plan shall be unfunded and shall be payable only from the general assets of Employer. The Participants shall have no interest in any assets of Employer and shall have no rights greater than the rights of any unsecured general creditor of Employer.

        6.05    Nonassignment

The rights of a Participant under the CIC Severance Plan are personal. No interest of a Participant under the CIC Severance Plan may be assigned, transferred, seized by legal process or subjected to the claims of creditors in any way. A Participant's rights under the CIC Severance Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance.

        6.06    Applicable Law

The CIC Severance Plan shall be construed according to the laws of the State of Idaho, except as preempted by federal law.

Adopted:

Company	MCMS, INC.

By

Executed: